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                                                                    Exhibit 23.3




The Board of Directors
Pliant Corporation:

We consent to the use of our report for Uniplast Holdings Inc. and subsidiaries (the "Company") dated June 4, 2001 included in Form S-1 of Pliant Corporation and to the reference to our firm under the heading "Experts" in the registration statement.

Our report contains an explanatory paragraph that states that the Company is in violation of certain covenants related to its lending agreement, which has placed the Company in default of its lending agreement, which raises substantial doubt about its ability to continue as a going concern.



KPMG LLP



Boston, Massachusetts
July 19, 2001